Exhibit 10.1

February 29, 2012

Mr. John P. Jumper

18019 Pinnacle Drive

Spotsylvania, VA 22551

Dear John,

On behalf of Science Applications International Corporation (SAIC), I am pleased to present the terms of your compensation and other matters related to your position as Chief Executive Officer for Science Applications International Corporation (SAIC).1 As CEO, you will report directly to the SAIC Board of Directors. You will also retain your membership on the Board of Directors of SAIC, but will resign your position on the audit committee effective March 1, 2012. Your primary office location will be in McLean, VA. Your weekly base salary will be $23,076.93, which is equivalent to a rate of $1,200,000 per year. In addition, you will receive a one-time sign-on incentive consisting of cash in the amount of $150,000, less payroll tax withholding, to be paid within a reasonable time after you start date.2 We would like you to start work no later than Thursday, March 1, 2012.

As a senior member of the SAIC management team, you will participate in our incentive compensation plan, which has both a short-term and a long-term component. Your target short-term performance bonus for the SAIC fiscal year 2013 (FY13), which ends on February 1, 2013, will be $1,400,000, with the potential for up to $2,205,000 for extraordinary performance. Short-term bonuses are payable in cash. You will also be eligible for a long-term (LTI) bonus expected to be distributed approximately 50% in performance shares, 25% in restricted stock units and 25% in options; the details of which will be explained in a separate letter. Awards for FY13 are granted in March or April of 2013 and based on both corporate performance and achievement of your FY13 performance objectives.

If your employment is involuntarily terminated by SAIC during the first two years of employment for reasons other than cause, SAIC will continue base salary, target short-term incentive and benefits for the balance of that period;3 provided, however, that if you become entitled to greater severance benefits pursuant to a separate Severance Protection Agreement or other arrangement authorized by the Board of Directors or a committee thereof, then such other severance benefits will apply in lieu of this letter. Except as otherwise specifically set forth in writing the severance benefits described in this letter will be SAIC’s sole and exclusive obligation to you in the event you are terminated for reasons other than cause. In return for those separation benefits, you will be required to sign a release and a non-compete/non-solicitation agreement.4

This offer is contingent upon the following:

•	Successful completion of background verification and checks.

•	Successful completion of a drug test to determine the presence of illegal or unprescribed controlled substances. This process must be completed within two weeks of accepting your offer.

•	Completion of Employment Eligibility Certification (I-9) and providing required documents (listed on the I-9 document) for proof of current eligibility to work in the United States.

[1]	Subject to Board approval
[2]

If my employment with SAIC terminates for any reason other than layoff, or if I transfer to Consulting Employee status within one year of my start date, I agree, as a condition of this offer, to reimburse SAIC the full amount of the sign-on bonus. Should that condition occur, I authorize SAIC to withhold the reimbursement amount from my final pay and accrued comprehensive leave, as permitted by law.

[3]	“Cause” shall be defined as (i) a willful failure to substantially perform your duties, (ii) gross misconduct, or (iii) conviction of a felony.
[4]	Should you become employed by SAIC it is understood that you or the Company may terminate this employment relationship at any time, with or without notice.

For over 40 years, SAIC’s commitment to technical innovation, quality service and strong ethical standards has formed a strong foundation for employee leadership and career advancement contributing to our business success. It is SAIC’s goal to foster an environment of rewarding professional challenges and opportunities. We look forward to having you as part of our team where you will have the opportunity to play a vital role in our continued success while continuing to nurture your career.

Please confirm your acceptance of these terms by signing below and completing the required pre-employment forms. Your acceptance is only valid upon receipt of your signed documents by SAIC. To accept these terms please sign and date below and return the pre-employment documents provided to you on February 27 to me in person or by email to george.b.reiter@saic.com by March 1, 2012. You should also return one copy of this letter with your signature, to me in the enclosed envelope.

We at SAIC are enthusiastic about your new role and are looking forward to working with you. Should you have any questions regarding this offer please feel free to contact me at (703) 676-4310 or (703) 608-5607.

Sincerely,

/s/ Brian F. Keenan

Brian F. Keenan

Executive Vice President

Human Resources

I hereby accept the foregoing terms of employment and acknowledge that no representations, offers or commitments, other than those contained herein, have been issued, given or made whatsoever. I understand that this agreement does not constitute a guarantee of employment for a fixed period and that my employment relationship with SAIC is at will.

I accept the terms and conditions set forth above.

/s/ John P. Jumper
John P. Jumper

29 Feb 2012
Date

SAIC is an Equal Opportunity / Affirmative Action Employer. All employment with SAIC is “At Will”.